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                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 20549

                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
      Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting Person*                       2. Date of Event Requiring Statement
                                                                        (Month/Day/Year)
              SUMMIT TECHNOLOGY, INC.
-----------------------------------------------------                       8/18/97
  (Last)               (First)               (Middle)

                  21 Hickory Drive
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                      (Street)                                 3. IRS or Social Security Number of
                                                                  Reporting Person
Waltham               MA                02154                     (Voluntary)
-----------------------------------------------------
 (City)             (State)             (Zip)                              04-2897945

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4. Issuer Name and Ticker or Trading Symbol

   LCA-VISION INC. (LCAV)
-----------------------------------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer                  6. If Amemdment, Date of Original
           (Check all applicable)                                       (Month/Day/Year)

  [ ] Director                     [X]10% Owner                --------------------------------------------
                                                               7. Individual or Joint/Group Filing
  [ ] Officer   (give title        [ ] Other (specify             (Check applicable line)
                   below)                     below)
                                                                  [X] Form filed by One Reporting Person

          -------------------------------                         [ ] Form filed by More than One Reporting
                                                                      Person

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
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                        Table 1. Non-Derivative Securities Beneficially Owned
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
1. Title of Security     2. Amount of Securities     3. Ownership            4. Nature of Indirect
                            Beneficially Owned          Form: Direct (D)        Beneficial Ownership
                            (Instr. 4)                  or Indirect (I)         (Instr. 5)
                                                        (Instr. 5)
-----------------------  --------------------------  ----------------------- ------------------------------
  Common Stock              16,164,361                         D                        N/A
-----------------------  --------------------------  ----------------------- ------------------------------

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* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                        (Print or Type Responses)

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FORM 3 (continued) Table II--Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative    2. Date Exer-    3. Title and Amount of Securities   4. Conver-    5. Owner-      6. Nature of Indirect
   Security (Instr.4)        cisable and      Underlying Derivative Security      sion or       ship           Beneficial Onwership
                             Expiration       (Instr. 4)                          Exercise      Form of        (Instr. 5)
                             Date                                                 Price of      Deriva-
                             (Month/Day/                                          Deri-         tive
                              Year)                                               vative        Security:
                          --------------------------------------------------      Security      Direct
                          Date     Expira-                            Amount                    (D) or
                          Exer-    tion            Title                or                      Indirect
                          cisable  Date                               Number                    (I)
                                                                        of                      (Instr. 5)
                                                                      Shares
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Explanation of Reponses:

            By:/s/ Robert J. Palmisano
                SUMMIT TECHNOLOGY, INC.                         August 28, 1997
               -----------------------------------------------  ---------------
               ** Signature of Reporting Person                      Date





** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.